Exhibit 10.21

September 9, 2010

Dr. Thomas Pang

Setagaya-ku, Tokyo 158-0095

Japan

Dear Thomas,

I’ve enjoyed the process of becoming reacquainted with you since we first met at the Cerulean Hotel several years ago. It seemed at the time that you would be a great fit in the position of Managing Director of Proto Labs Japan, and it is my pleasure to now offer you that opportunity.

This letter outlines our offer regarding the appointment of you to the position as described in Article 598 (i) of the Companies Act in Japan, as a person appointed by Proto Labs Inc. (the “Company”), a managing partner of Proto Labs Japan to perform management duties to execute business on behalf of Proto Labs Japan.

The main elements are as follows:

(a)	Legal relationship between you and Proto Labs Japan:

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You understand that as effect of the aforesaid appointment, you shall be in compliance with the duties set forth in Article 593 through 597 of Companies Act (collectively, “Duties”) to Proto Labs Japan.

•	You further acknowledge and confirm that you had been given the opportunity to review all provisions setting forth the Duties and understood the Duties prior to signing this letter.

(b)	As sole and entire compensation for the appointment of you and performance of the Duties,

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Your targeted annual earnings will be ¥19,150,500, comprised of an annual base salary of ¥12,767,000 and a potential annual bonus of 50% of your annual base salary, or ¥6,383,500 (pro-rated in 2010 based upon your actual hire date). Your annual bonus will be based on performance against the achievement of designated objectives and/or Proto Labs Japan’s financial objectives. The Company will also provide up to an additional ¥6,000,000 in targeted earnings, to be paid based on performance parameters to be mutually agreed upon.

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You will participate in the Proto Labs non-qualified Stock Option Plan at the level of 5,000 shares. Your nomination has been pre-approved by the Proto Labs board of directors with the actual grant pending your employment with Proto Labs Japan, and once granted the options will vest based upon the achievement of specific milestones.

•

The benefits associated with your assignment will include all government mandated contributions including (but not limited to) Employee’s Pension Plan, Health Insurance & Nursing Care Insurance and Employment Insurance. It will also include the standard Proto Labs Japan holidays and personal time off (PTO) hours, as well as train fare expenses associated with commuting to/from work.

(c)	Legal relationship between you and the Company:

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You and the Company understand that the legal relationship between you and the Company is not “employment” but “delegation” to perform management duties to execute business on behalf of Proto Labs Japan.

•	Your expected date of appointment is November 1st, 2010 but this can be adjusted as necessary.

•

Under the legal relationship between you and the Company as delegation, you will be appointed on an “at will termination, full time” basis by the Company and expected to report directly to the Company (more specifically, to me) periodically and anytime upon the request of the Company.

•	Your official title if you accept this assignment will be Managing Director.

(d)	Others: This offer and any subsequent appointment are contingent upon the following:

•	Your execution of the enclosed Confidentiality Pledge.

•	The successful completion of reference checks and a satisfactory criminal background check.

•	There are no conflicts with any other agreement to which you are a party, including any form of non-disclosure or non-compete or other agreement with your current or past employer.

We are also offering the following:

•	Payment of up to ¥2,000,000 in moving expenses already incurred that will not be reimbursed by your current employer due to your resignation.

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Up to an average of ¥100,000 per month for the first 36 months of your PL JP employment in reimbursement for a documented real estate cash flow shortfall, paid at the end of each calendar year of your employment.

•	Up to ¥400,000 in annual personal tax preparation expense reimbursement.

Please note that this offer expires on September 17, 2010.

By signing below, both you and the Company acknowledge and agree that this offer letter states our entire agreement regarding the appointment of you to the said position by the Company and replaces and supersedes all prior documents, agreements and communications regarding your employment.

If you have any questions or issues you would like to discuss, please call me at your earliest convenience. I’m looking forward to working with you.

Regards,

Proto Labs, Inc.

/s/ Bradley A. Cleveland	9/13/2010	/s/ Dr. Thomas Pang 9/13/2010
Bradley A. Cleveland	Date	Dr. Thomas Pang Date
President and CEO